[EXECUTION COPY]

CERTIFICATE OF DESIGNATIONS

of

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

of

MEMC ELECTRONIC MATERIALS, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

______________

MEMC Electronic Materials, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock, $0.01 par value (the "Preferred Stock"), and hereby states the designation and number thereof, and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

Series A Cumulative Convertible Preferred Stock:

I. Designation and Amount

The designation of this series of shares shall be "Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock"); the stated value per share shall be $1,000 (the "Stated Value"); and the number of shares constituting such series shall be 260,000. The number of shares of the Series A Preferred Stock may be decreased from time to time by a resolution or resolutions of the Board of Directors or a duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized; provided, however, that such number shall not be decreased below the aggregate number of shares of the Series A Preferred Stock then outstanding.

II. Rank

A. With respect to dividend rights, the Series A Preferred Stock shall rank (i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series A Preferred Stock as to payment of dividends, (ii) on a parity with each other class or series of Preferred Stock which by its terms ranks on a parity with the Series A Preferred Stock as to payment of dividends, and (iii) prior to the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), and, except as specified above, all other classes and series of capital stock of the Corporation hereafter issued by the Corporation. With respect to dividends, all Equity Interests of the Corporation to which the Series A Preferred Stock ranks senior, including the Common Stock, are collectively referred to herein as the "Junior Dividend Securities"; all Equity Interests of the Corporation with which the Series A Preferred Stock ranks on a parity, if any, are collectively referred to herein as the "Parity Dividend Securities"; and all Equity Interests of the Corporation to which the Series A Preferred Stock ranks junior, if any, are collectively referred to herein as the "Senior Dividend Securities."

B. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Preferred Stock shall rank (i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up, (ii) on a parity with each other class or series of Preferred Stock which by its terms ranks on a parity with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, and (iii) prior to the Common Stock, and, except as specified above, all other classes and series of capital stock of the Corporation hereinafter issued by the Corporation. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Equity Interests of the Corporation to which the Series A Preferred Stock ranks senior, including the Common Stock, are collectively referred to herein as "Junior Liquidation Securities" (and together with the Junior Dividend Securities are referred to herein as the "Junior Securities"); all Equity Interests of the Corporation to which the Series A Preferred Stock ranks on parity, if any, are collectively referred to herein as "Parity Liquidation Securities" (and together with the Parity Dividend Securities are referred to herein as the "Parity Securities"); and all Equity Interests of the Corporation to which the Series A Preferred Stock ranks junior, if any, are collectively referred to herein as "Senior Liquidation Securities" (and together with the Senior Dividend Securities are referred to herein as the "Senior Securities").

C. The Series A Preferred Stock shall be subject to the creation of Junior Securities, but no Senior Securities, Parity Securities or additional Series A Preferred Stock shall be created except in accordance with the terms hereof, including, without limitation, Article VII, Section E.

III. Dividends

A. Dividends. In the event the Shareholder Approval is required to be obtained pursuant to applicable rules, interpretations, rulings or determinations of the NYSE, shares of Series A Preferred Stock shall entitle holders of record (the "Registered Holders") to cash dividends, except as otherwise provided in this Article III, at a rate (i) prior to the Shareholder Approval Date of 10.00% per annum or, if greater in any quarterly period, in an amount equal to the value of the dividends that would have been paid with respect to the shares of Common Stock into which such shares of Series A Preferred Stock could have been converted (assuming the Shareholder Approval had been obtained) on the record date for the payment of such dividends with respect to the Common Stock and (ii) on and following the Shareholder Approval Date, 10.00% per annum. In the event the Shareholder Approval is not so required to be obtained, the Series A Preferred Stock shall entitle Registered Holders to cash dividends, except as otherwise provided in this Article III, at a rate of 10.00% per annum from the date of issuance. Dividends are due and shall be paid in four equal quarterly installments on the last day of March, June, September and December of each year (commencing December 31, 2001, it being understood that dividends shall be deemed to have accumulated from the Closing Date through December 31, 2001), or if any such date is not a Business Day, on the Business Day next preceding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a "Dividend Payment Date"), to the Registered Holders as they appear on the stock record books of the Corporation on the fifteenth day prior to the relevant Dividend Payment Date; provided, however, that the Corporation may elect not to declare or make any dividend payment due hereunder on any Dividend Payment Date (other than as required in connection with any redemption of shares of Series A Preferred Stock or any liquidation, dissolution or winding up of the Corporation), and any such amount then due in respect of dividends shall constitute an Arrearage (as defined below). Dividends shall be paid only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. Dividends shall begin to accumulate on outstanding shares of Series A Preferred Stock from the date of issuance and shall be deemed to accumulate from day to day whether or not earned or declared until paid. Dividends shall accumulate on the basis of a 360-day year consisting of twelve 30-day months (four 90-day quarters) and the actual number of days elapsed in the period for which payable.

B. Accumulation. Dividends on the Series A Preferred Stock shall be cumulative, and from and after any Dividend Payment Date on which any dividend that has accumulated or been deemed to have accumulated through such date has not been paid in full or any payment date set for a redemption on which such redemption payment has not been paid in full, additional dividends shall accumulate in respect of the amount of such unpaid dividends or unpaid redemption payment (such amount, the "Arrearage") as provided in Section A of this Article III; provided, that, notwithstanding anything to the contrary in Section A of this Article III, (i) if dividends on the Series A Preferred Stock are not paid on any Dividend Payment Date, dividends shall be deemed to have accumulated, and shall accumulate, at a rate of 12.00% per annum (or such lesser rate as may be the maximum rate that is then permitted by applicable law) (the "Arrearage Rate") from the beginning of the quarterly period for which such dividends are payable through the date on which such Arrearage is paid in full and (ii) if a redemption payment with respect to Series A Preferred Stock is not paid in full on the payment date set for such redemption payment, additional dividends shall accumulate on such unpaid redemption payment at the Arrearage Rate from the date set for such redemption through the date on which such Arrearage is paid in full. Such additional dividends in respect of any Arrearage shall be deemed to accumulate from day to day whether or not earned or declared until the Arrearage is paid, shall be calculated as of such successive Dividend Payment Date and shall constitute an additional Arrearage from and after any such successive Dividend Payment Date to the extent not paid on such Dividend Payment Date. If any Arrearage has not been paid in full prior to any payment date set for a redemption of Series A Preferred Stock, for the purposes of calculating accrued and unpaid dividends on the Stated Value of the shares of Series A Preferred Stock to be redeemed, the Arrearage Rate shall apply. References in any Article herein to dividends that have accumulated or that have been deemed to have accumulated with respect to the Series A Preferred Stock shall include the amount, if any, of any Arrearage together with any dividends accumulated or deemed to have accumulated on such Arrearage pursuant to the immediately preceding two sentences. Additional dividends in respect of any Arrearage may be declared and paid at any time, in whole or in part, without reference to any regular Dividend Payment Date, to Registered Holders as they appear on the stock record books of the Corporation on such record date as may be fixed by the Board of Directors (which record date shall be no less than 10 days prior to the corresponding payment date).

C. Method of Payment. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Series A Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares then outstanding. Any such partial payment shall be made in cash. Dividends that are declared and paid in an amount less than the full amount of dividends accumulated on the Series A Preferred Stock (and on any Arrearage) shall be applied first to the earliest dividend which has not theretofore been paid. All cash payments of dividends on the shares of Series A Preferred Stock shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

IV. Liquidation Preference

In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of then-outstanding shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount per share equal to (i) in the event the Shareholder Approval is required to be obtained pursuant to the applicable rules, interpretations, rulings or determinations of the NYSE, (A) prior to the Shareholder Approval Date, the greater of (1) the sum of (x) the dividends, if any, accumulated or deemed to have accumulated thereon to the date of final distribution to such holders, whether or not such dividends are declared and (y) the Stated Value thereof, and (2) the amount that would be payable to holders of the Series A Preferred Stock if the shares of Series A Preferred Stock had been converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up (assuming the Shareholder Approval is not required or had been obtained) and (B) on and following the Shareholder Approval Date, the amount set forth in clause (i)(A)(1) above, and (ii)  in the event the Shareholder Approval is not so required to be obtained, on and following the date of issuance of the Series A Preferred Stock, the amount set forth in clause (i)(A)(1) above, and in each case no more, before any payment shall be made or any assets distributed to the holders of any Junior Liquidation Securities. After any such payment in full, the holders of Series A Preferred Stock shall not, as such, be entitled to any further participation in any distribution of assets of the Corporation. All the assets of the Corporation available for distribution to stockholders after the liquidation preferences of any Senior Liquidation Securities, if any, shall be distributed ratably (in proportion to the full distributable amounts to which holders of Series A Preferred Stock and Parity Liquidation Securities, if any, are respectively entitled upon such dissolution, liquidation or winding up) among the holders of the then-outstanding shares of Series A Preferred Stock and Parity Liquidation Securities, if any, when such assets are not sufficient to pay in full the aggregate amounts payable thereon.

Neither a consolidation or merger of the Corporation with or into any other Person or Persons, nor a sale, conveyance, lease, exchange or transfer of all or part of the Corporation's assets for cash, securities or other property to a Person or Persons shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article IV entitling the Series A Preferred Stock to a liquidation preference hereunder, but the holders of shares of Series A Preferred Stock shall nevertheless be entitled from and after any such consolidation, merger or sale, conveyance, lease, exchange or transfer of all or part of the Corporation's assets to the rights in respect of a liquidation provided by this Article IV following any such transaction. Notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to each holder of shares of Series A Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than 45 days prior to any payment date stated therein, to holders of record as they appear on the stock record books of the Corporation as of the date such notices are first mailed.

V. Mandatory Redemption

A. Mandatory Redemption. The Series A Preferred Stock shall not be redeemable except as provided in this Article V. At any time on or after the eighth anniversary of the original issuance of the Series A Preferred Stock, the Series A Preferred Stock, shall, to the extent that the Corporation shall have funds legally available therefore, be redeemable in whole or in part at the option of the holders of the Series A Preferred Stock at a redemption price per share in cash (the "Mandatory Redemption Price") equal to the Stated Value plus all unpaid dividends accumulated thereon to the date of actual payment of the Mandatory Redemption Price, whether or not such dividends have been declared.

B. Mandatory Redemption Notice and Redemption Procedures. If any holder of Series A Preferred Stock desires to exercise such holder's redemption right pursuant to Section A of this Article V, such holder shall give written notice to the Corporation stating such holder's election and specifying the number of shares to be redeemed pursuant to Section A of this Article V (the "Mandatory Redemption Notice"). Within 10 days after the receipt of such Mandatory Redemption Notice, the Corporation shall give written notice to such holder, by first-class mail, postage prepaid, at such holder's address as it appears on the records of the Corporation (which notice shall be accompanied by a facsimile transmission thereof to those holders who shall so request):

(i) notifying such holder of the date fixed for redemption (which shall not be later than 30 days after the receipt by the Corporation of the Mandatory Redemption Notice) (the "Mandatory Redemption Date");

(ii) stating that the Series A Preferred Stock may be converted until the close of business on the Business Day prior to the Mandatory Redemption Date by surrendering to the Corporation or its transfer agent for the Series A Preferred Stock the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted, and stating the name and address of the transfer agent of the Series A Preferred Stock, if any; and

(iii) stating that dividends shall cease to accrue on the Mandatory Redemption Date unless the Corporation defaults in the payment of the Mandatory Redemption Price.

The Corporation shall redeem the number of shares of Series A Preferred Stock so specified in the Mandatory Redemption Notice on the Mandatory Redemption Date.

C. Change in Control. In the event there occurs a Change in Control, any holder of record of shares of Series A Preferred Stock, in accordance with the procedures set forth in Section D of this Article V, may require the Corporation to redeem any or all of the shares of Series A Preferred Stock held by such holder in an amount per share equal to the sum of (i) the amount, if any, of all unpaid dividends accumulated thereon to the date of actual payment thereof, whether or not such dividends have been declared, and (ii) 101% of Stated Value (the "Change in Control Price").

D. Change in Control Notice and Redemption Procedures. Notice of any Change in Control shall be sent to the holders of record of the outstanding shares of Series A Preferred Stock not more than ten days following a Change in Control, which notice (a "Change in Control Notice") shall describe the transaction or transactions constituting such Change in Control and set forth each holder's right to require the Corporation to redeem any or all shares of Series A Preferred Stock held by him or her out of funds legally available therefor, the redemption date, which date shall be not more than 30 days from the date of such Change in Control Notice (the "Change in Control Redemption Date"), and the procedures to be followed by such holders in exercising his or her right to cause such redemption; provided, however, that if shares of Series A Preferred Stock are owned by more than 50 holders or groups of Affiliated holders and if the Series A Preferred Stock is listed on any national securities exchange or quoted on any national quotation system, the Corporation shall give such Change in Control Notice by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, within 30 days following such Change in Control and, in any case, a similar notice shall be mailed concurrently to each holder of shares of Series A Preferred Stock. Failure by the Corporation to give the Change in Control Notice as prescribed by the preceding sentence, or the formal insufficiency of any such Change in Control Notice, shall not prejudice the rights of any holder of shares of Series A Preferred Stock to cause the Corporation to redeem any such shares held by him or her. In the event a holder of shares of Series A Preferred Stock shall elect to require the Corporation to redeem any or all such shares of Series A Preferred Stock pursuant to Section C of this Article V, such holder shall deliver, prior to the Change in Control Redemption Date as set forth in the Change in Control Notice, or, if the Change in Control Notice is not given as required by this Section D, at any time following the last day the Corporation was required to give the Change in Control Notice in accordance with this Section D (in which case the Change in Control Redemption Date shall be the date which is the later of (x) 30 days following the last day the Corporation was required to give the Change in Control Notice in accordance with this Section D and (y) 15 days following the delivery of such election by such holder), a written notice, in the form specified by the Corporation (if the Corporation did in fact give the notice required by this Section D), to the Corporation so stating, and specifying the number of shares to be redeemed pursuant to Section C of this Article V; provided, however, that if all of the shares of the Series A Preferred Stock are owned by 50 or fewer holders or groups of Affiliated holders, such holders or groups may deliver a notice or an election to redeem at any time within 90 days following the occurrence of a Change in Control without awaiting receipt of a Change in Control Notice or the expiration of the time allowed for the delivery of a Change in Control Notice hereunder. The Corporation shall redeem the number of shares so specified on the Change in Control Redemption Date fixed by the Corporation or as provided in the preceding sentence. The Corporation shall comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the shares of Series A Preferred Stock as a result of a Change in Control. From and after the time the Change in Control Redemption Price is paid in accordance with the terms hereof with respect to any share of Series A Preferred Stock, all dividends on such share of Series A Preferred Stock shall cease to accumulate and all rights of the holder thereof as a holder of Series A Preferred Stock shall cease and terminate.

E. Deposit of Funds. The Corporation shall, no later than 11:00 a.m., New York City time, on any Mandatory Redemption Date or Change in Control Redemption Date pursuant to this Article V, deposit with its transfer agent or other redemption agent in the Borough of Manhattan, The City of New York having a capital and surplus of at least $500,000,000, as a trust fund for the benefit of the holders of the shares of Series A Preferred Stock to be redeemed, cash that is sufficient in amount to redeem the shares to be redeemed in accordance with the Mandatory Redemption Notice or Change in Control Notice, with irrevocable instructions and authority to such transfer agent or other redemption agent to pay to the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the Mandatory Redemption Price or Change in Control Redemption Price, as the case may be, upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment of such shares to the holders, and from and after the date of such deposit, all rights of the holders of the shares of Series A Preferred Stock that are to be redeemed as stockholders of the Corporation with respect to such shares, except the right to receive the Mandatory Redemption Price or Change in Control Price, as applicable, upon the surrender of their respective certificates and all rights under Articles VIII and X, shall cease and terminate. In case holders of any shares of Series A Preferred Stock called for redemption shall not, within two years after such deposit, claim the cash deposited for redemption thereof, such transfer agent or other redemption agent shall, upon demand, pay over to the Corporation the balance so deposited. Thereupon, such transfer agent or other redemption agent shall be relieved of all responsibility to the holders thereof and the sole right of such holders, with respect to shares to be redeemed, shall be to receive the Mandatory Redemption Price or Change in Control Price, as applicable, as general creditors of the Corporation. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.

VI. Restrictions on Dividends

So long as any shares of the Series A Preferred Stock are outstanding, the Board of Directors shall not declare, and the Corporation shall not pay or set apart for payment any dividend on any Junior Securities or Parity Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of, any Junior Securities or Parity Securities or any warrants, rights or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities), or make any distribution in respect of the Junior Securities or Parity Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any Person directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities) unless prior to or concurrently with such declaration, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, all accumulated and unpaid dividends on shares of the Series A Preferred Stock not paid on the dates provided for in Section A of Article III (including Arrearages and accumulated dividends thereon and regardless of whether the Corporation shall have had the right to elect to defer such payments as provided for in Article III) shall have been paid, except that when dividends are not paid in full as aforesaid upon the shares of Series A Preferred Stock, all dividends declared on the Series A Preferred Stock and any series of Parity Dividend Securities shall be declared and paid pro rata so that the amount of dividends so declared and paid on Series A Preferred Stock and such series of Parity Dividend Securities shall in all cases bear to each other the same ratio that accumulated dividends (including interest accrued on or additional dividends accumulated in respect of such accumulated dividends) on the shares of Series A Preferred Stock and such Parity Dividend Securities bear to each other. Notwithstanding the foregoing, this paragraph shall not prohibit (i) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value of shares of Series A Preferred Stock or any Parity Dividend Security by the Corporation in accordance with the terms of such securities or (ii) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value by the Corporation of any Junior Dividend Securities by the Corporation in accordance with obligations in existence at the time of original issuance of the Series A Preferred Stock.

VII. Voting Rights

A. The holders of shares of Series A Preferred Stock shall have no voting rights except as set forth below or as otherwise from time to time required by law.

B. From and after the Shareholder Approval Date, for so long as any shares of the Series A Preferred Stock are outstanding, each share of Series A Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock, and the shares of Series A Preferred Stock shall vote together with shares of Common Stock as a single class. With respect to any such vote, each share of Series A Preferred Stock shall entitle its holder to a number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock would be convertible at the time of the record date with respect to such vote (assuming all conditions precedent to such conversion have been satisfied and that such conversion had occurred as of the record date for such vote).

C. So long as (i) at least $130,000,000 in Stated Value of the Series A Preferred Stock remains outstanding and (ii) the Investor or any of its Affiliates Beneficially Owns, in the aggregate, greater than 50% of the Series A Preferred Stock, in the event that one or more of the Board Nominees required to be designated for election to the Board of Directors pursuant to the Restructuring Agreement are not so designated or are not elected to the Board of Directors, then the number of directors constituting the Board of Directors shall, without further action, be increased by the number of such Board Nominees not elected to the Board of Directors pursuant to the Restructuring Agreement, or if such requisite increase in the number of directors constituting the Board of Directors would require the approval of the Corporation's stockholders or is prohibited by the Restructuring Agreement, then a number of directors (other than Board Nominees) shall resign from the Board of Directors, so as to enable the Investor and its Affiliates to designate as directors the number of Board Nominees not elected to the Board of Directors pursuant to the Restructuring Agreement, and the Investor and its Affiliates shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect a number of directors to the Board of Directors equal to the number of such Board Nominees not elected to the Board of Directors. Directors elected pursuant to this Section C shall continue as directors and such additional voting right shall continue until such time as the requisite number of Board Nominees are elected to the Board of Directors pursuant to the Restructuring Agreement, at which time the directors elected by the Investor and its Affiliates pursuant to this Section C shall cease to be directors (unless elected as Board Nominees), and such additional voting rights shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above.

D. (a) The foregoing rights of holders of shares of Series A Preferred Stock to take any action as provided in this Article VII may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or, subject to the applicable provisions of the federal securities laws, by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action. So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of Directors may call, and upon the written request of holders of record of 20% of the outstanding shares of Series A Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held as soon as reasonably practicable after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws for the holding of meetings of stockholders.

(b) Each director elected pursuant to Section C of this Article VII shall serve until the next annual meeting or until his or her successor shall be elected and shall qualify, unless the director's term of office shall have terminated pursuant to the provisions of Section C hereof. In case any vacancy shall occur among the directors elected pursuant to Section C hereof, such vacancy shall be filled for the unexpired portion of the term by vote of the remaining director or directors theretofore elected pursuant to Section C of this Article VII (or such director's or directors' successor in office), if any. If any such vacancy is not so filled within 20 days after the creation thereof or if all of the directors so elected shall cease to serve as directors before their term shall expire, the holders of the shares of Series A Preferred Stock then outstanding and entitled to vote for such director pursuant to the provisions of Section C of this Article VII may elect successors to hold office for the unexpired terms of any vacant directorships, by written consent as provided herein, or at a special meeting of such holders called as provided herein. The holders of a majority of the shares entitled to vote for directors pursuant to Section C of this Article VII shall have the right to remove with or without cause at any time and replace any directors such holders have elected pursuant to such section, by written consent as herein provided, or at a special meeting of such holders called as provided herein.

E. Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class, the Corporation shall not: (i) authorize, create (by reclassification or otherwise) or issue, or increase the authorized amount of, (a) any Senior Securities, Parity Securities or additional Series A Preferred Stock or (b) any class or series of capital stock or any security convertible into or exercisable for any class or series of capital stock, that is redeemable mandatorily or redeemable at the option of the holder thereof at any time on or prior to the redemption of the Series A Preferred Stock (whether or not only upon the occurrence of a specified event); (ii) amend, alter or repeal any provision of the Certificate of Incorporation or the By-laws, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; or (iii) authorize or take any other action if such action would be inconsistent with the provisions of this Certificate of Designations.

F. Other Agreements and Securities. Subject to Section G of Article X, the Corporation shall not, from and after the date of the original issuance of the Series A Preferred Stock, enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation's performance of its obligations hereunder.

VIII. Conversion

A. Conversion. (a) At the option and election of the holder thereof, each share of Series A Preferred Stock, including all unpaid dividends accumulated thereon to the Conversion Date (as defined below), whether or not such dividends have been declared, may be converted in the manner and subject to the limitations provided herein at any time into fully paid and nonassessable shares of Common Stock. As of the Conversion Date with respect to a share of Series A Preferred Stock, subject to subsections (d) and (e) of this Section A, such share shall be converted into that number of shares of Common Stock equal to the quotient of (i) the sum of (A) the Stated Value plus (B) all unpaid dividends accumulated on such share of Series A Preferred Stock to the Conversion Date whether or not such dividends have been declared, divided by (ii) the Conversion Price in effect on the Conversion Date.

(b) Conversion of shares of the Series A Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation at the principal office of the Corporation or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors of the Corporation and identified to the holders in writing upon such designation, of the certificate for such shares of Series A Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of shares represented by such certificate in accordance with the provisions of this Section A and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. As promptly as practical, and in any event within three Business Days after the Conversion Date, the Corporation shall deliver or cause to be delivered as directed by the holder of shares of Series A Preferred Stock being converted (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder shall be entitled, (ii) any cash that is required to be paid pursuant to subsection (d) of this Section A, and (iii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series A Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have occurred at the close of business on the date (the "Conversion Date") of the giving of such notice by the holder of the Series A Preferred Stock to be converted and of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted so that as of such time the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock and/or cash in accordance herewith, and the person entitled to receive the shares of Common Stock issued as a result of such conversion shall be treated for all purposes as having become the holder of such shares of Common Stock at such time.

(c) In the event that the Series A Preferred Stock is to be redeemed pursuant to Article V, from and after the Mandatory Redemption Date or Change in Control Redemption Date, as applicable, the right of a holder to convert shares of Series A Preferred Stock pursuant to this Section A shall cease and terminate, except if the Corporation shall default in payment of the Mandatory Redemption Price on the Mandatory Redemption Date or the Change in Control Redemption Price on the Change in Control Redemption Date, in which case all such rights shall continue unless and until such shares are redeemed and such price is paid in full in accordance with the terms hereof. Notwithstanding anything in the foregoing to the contrary, if the Conversion Date shall occur with respect to any shares of Series A Preferred Stock on or prior to any Mandatory Redemption Date or Change in Control Redemption Date, such shares of Series A Preferred Stock shall be converted by the Corporation into Common Stock in the manner provided in this Section A.

(d) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Closing Price per share of Common Stock on the Conversion Date (or on the Trading Day immediately preceding the Conversion Date, if the Conversion Date is not a Trading Day). If more than one share of Series A Preferred Stock shall be surrendered for conversion by the same holder on the same Conversion Date, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.

(e) To the extent the Shareholder Approval is required to be obtained pursuant to applicable rules, interpretations, rulings or determinations of the NYSE, then notwithstanding anything to the contrary in this Section A, in the event that a Conversion Date with respect to a share of Series A Preferred Stock occurs on a date before which the Shareholder Approval has been obtained, the number of shares of Common Stock into which such share of Series A Preferred Stock shall be converted shall not exceed the quotient of (i) the number of shares of Common Stock that is equal to 19.9% of the number of shares of Common Stock outstanding on the Closing Date (as adjusted for any stock split, reverse stock split, stock dividend or similar event with respect to the Common Stock) divided by (ii) 260,000 (as adjusted for any stock split, reverse stock split, stock dividend or similar event with respect to the Series A Preferred Stock), and, with respect to any such conversion with a Conversion Date occurring after February 28, 2002, upon delivery of such shares of Common Stock in accordance with the terms hereof, the Corporation shall pay in cash to the holder of such share of Series A Preferred Stock the amount, if any, equal to the Closing Price of the Common Stock on the Conversion Date (or, if the Conversion Date is not a Trading Day, the immediately preceding Trading Day) multiplied by the number of shares of Common Stock that would have been received upon conversion pursuant to this Article VIII that is in excess of the actual number of shares of Common Stock received as a result of the operation of this subsection (e).

(f) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock in accordance with the terms hereof, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series A Preferred Stock.

B. Adjustment of Conversion Price. Except in connection with an Organic Change, which shall be subject to Section C below, the Conversion Price shall be subject to adjustment from time to time as follows:

(a) Stock Dividends. In case the Corporation after the date of the original issuance of the Series A Preferred Stock shall pay a dividend or make a distribution to all holders of shares of Common Stock in shares of Common Stock, then in any such case the Conversion Price in effect at the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or distribution shall be reduced to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding at the close of business on such record date and (y) the denominator shall be the sum of such number of shares of Common Stock outstanding and the total number of shares of Common Stock constituting such dividend or distribution, such reduction to become effective immediately after the opening of business on the day following such record date. For purposes of this subsection (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(b) Stock Splits and Reverse Splits. In case after the date of the original issuance of the Series A Preferred Stock outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case after the original issuance of the Series A Preferred Stock outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(c) Issuances Below Conversion Price. (i) If the Corporation after the date of the original issuance of the Series A Preferred Stock issues Common Stock without consideration or at a price per share (such no consideration or price per share, the "New Price Per Share") less than the Conversion Price in effect immediately preceding such issuance of Common Stock, then the Conversion Price shall be adjusted effective immediately following such issuance of Common Stock to the New Price Per Share; provided, however, that no adjustment shall be made if such Common Stock is issued to holders of Common Stock and the Corporation issues or distributes to each holder of Series A Preferred Stock the Common Stock that each such holder would have been entitled to receive had the Series A Preferred Stock held by such holder been converted prior to such issuance of such Common Stock.

(ii) If the Corporation after the date of the original issuance of the Series A Preferred Stock issues Derivative Securities entitling Persons to subscribe for or acquire shares of Common Stock, in each case at a New Price Per Share for such Common Stock less than the Conversion Price in effect immediately preceding such issuance of Derivative Securities, then the Conversion Price shall be adjusted effective immediately following such issuance of Derivative Securities to a price equal to the New Price Per Share; provided, however, that no adjustment shall be made if such Derivative Securities are issued to holders of Common Stock and the Corporation issues or distributes to each holder of Series A Preferred Stock the Derivative Securities that each such holder would have been entitled to receive had the Series A Preferred Stock held by such holder been converted prior to such issuance of Derivative Securities. Rights or warrants issued by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Equity Interests, which rights or warrants (A) are deemed to be transferred with such shares of Common Stock, (B) are not exercisable and (C) are also issued in respect of future issuances of Common Stock, including shares of Common Stock issued upon conversion of shares of Series A Preferred Stock, in each case in clauses (A) through (C) until the occurrence of a specified event or events (a "Trigger Event"), shall for purposes of this subsection (c)(ii) not be deemed issued until the occurrence of the earliest Trigger Event.

(iii) If (A) the exercise price provided for in any Derivative Securities referred to in subsection (c)(ii) above, (B) the additional consideration, if any, payable upon the conversion or exchange of any Derivative Securities referred to in subsection (c)(ii) above or (C) the rate at which any such Derivative Securities referred to in subsection (c)(ii) above are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution upon an event which results in a related adjustment pursuant to this Article VIII), the Conversion Price then in effect shall forthwith be readjusted (effective only with respect to the conversion of Series A Preferred Stock after such readjustment) to the Conversion Price that would then be in effect had the adjustment made upon the issuance, sale, distribution or granting of such Derivative Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be, but only with respect to such Derivative Securities as then remain outstanding.

(d) Special Dividends. In case the Corporation after the date of the original issuance of the Series A Preferred Stock shall distribute to all holders of shares of Common Stock evidences of its indebtedness or assets (excluding any regular periodic cash dividend but including any extraordinary cash dividend), Equity Interests (other than Common Stock) or rights to subscribe (excluding those referred to in subsection (c) above) for Equity Interests other than Common Stock, in each such case the Conversion Price in effect immediately prior to the close of business on the record date for the determination of stockholders entitled to receive such distribution shall be adjusted to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the Closing Price per share of Common Stock on such record date, less the then-current fair market value as of such record date (as determined by the Board of Directors in its good faith judgment) of the portion of assets or evidences of indebtedness or Equity Interests or subscription rights so distributed applicable to one share of Common Stock, and (y) the denominator shall be such Closing Price, such adjustment to become effective immediately prior to the opening of business on the day following such record date; provided, however, that no adjustment shall be made (1) if the Corporation issues or distributes to each holder of Series A Preferred Stock the subscription rights referred to above that each such holder would have been entitled to receive had the Series A Preferred Stock held by such holder been converted prior to such record date or (2) if the Corporation grants to each such holder the right to receive, upon the conversion of the Series A Preferred Stock held by such holder at any time after the distribution of the evidences of indebtedness or assets or Equity Interests referred to above, the evidences of indebtedness or assets or Equity Interests that such holder would have been entitled to receive had such Series A Preferred Stock been converted prior to such record date. The Corporation shall provide any holder of Series A Preferred Stock, upon receipt of a written request therefor, with any indenture or other instrument defining the rights of the holders of any indebtedness, assets, subscription rights or Equity Interests referred to in this subsection (d). Rights or warrants issued by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Equity Interests, which rights or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, including shares of Common Stock issued upon conversion of shares of Series A Preferred Stock, in each case in clauses (i) through (iii) until the occurrence of a Trigger Event, shall for purposes of this subsection (d) not be deemed issued until the occurrence of the earliest Trigger Event.

(e) Tender or Exchange Offer. In case a tender or exchange offer made by the Corporation or any Subsidiary for all or any portion of the Common Stock shall be consummated and such tender offer shall involve an aggregate consideration having a fair market value (as determined by the Board of Directors in its good faith judgment) at the last time (the "Offer Time") tenders may be made pursuant to such tender or exchange offer (as it may be amended) that, together with the aggregate of the cash plus the fair market value (as determined by the Board of Directors in its good faith judgment), as of the Offer Time, of consideration payable in respect of any tender or exchange offer by the Corporation or any such Subsidiary for all or any portion of the Common Stock consummated preceding the Offer Time and in respect of which no Conversion Price adjustment pursuant to this subsection (e) has been made, exceeds 5% of the product of the Closing Price of the Common Stock at the Offer Time multiplied by the number of shares of Common Stock outstanding (including any tendered shares) at the Offer Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Offer Time by a fraction of which (x) the numerator shall be (i) the product of the Closing Price of the Common Stock at the Offer Time multiplied by the number of shares of Common Stock outstanding (including any tendered shares) at the Offer Time minus (ii) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered and not withdrawn as of the Offer Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the denominator shall be the product of (i) such Closing Price at the Offer Time multiplied by (ii) such number of outstanding shares at the Offer Time minus the number of Purchased Shares, such reduction to become effective immediately prior to the opening of business on the day following the Offer Time. For purposes of this subsection (e), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(f) Closing Price Determination. For the purpose of any computation under subsection (d) of this Section B, the Closing Price of Common Stock on any date shall be deemed to be the average of the Closing Prices for the five consecutive Trading Days ending on the day in question (or if such day is not a Trading Day, the next preceding Trading Day), provided, however, that (i) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section B occurs on or after the 20th Trading Day prior to the day in question and prior to the "ex" date for the issuance or distribution requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the same fraction which the Conversion Price is so required to be adjusted as a result of such other event, (ii) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section B occurs on or after the "ex" date for the issuance or distribution requiring such computation and on or prior to the day in question, the Closing Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event, and (iii) if the "ex" date for the issuance or distribution requiring such computation is on or prior to the day in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the fair market value on the day in question (as determined by the Board of Directors in a manner consistent with any determination of such value for the purposes of subsection (d) of this Section B) of the assets, evidences of indebtedness, Equity Interests or subscription rights being distributed applicable to one share of Common Stock as of the close of business on the day before such "ex" date. For the purposes of any computation under subsection (e) of this Section B, the Closing Price on any date shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days ending at the Offer Time; provided, however, that if the "ex" date for any event (other than the tender or exchange offer requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section B occurs on or after the date of commencement of such tender or exchange offer and prior to the Offer Time for such tender or exchange offer, the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event. For purposes of this subsection (f), the term "ex" date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the NYSE or on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on the NYSE or such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on the NYSE or such exchange or in such market after the Offer Time of such tender or exchange offer.

(g) Other Adjustments. The Corporation may, but shall not be required to, make such reductions in the Conversion Price, in addition to those required by clauses (a), (b), (c), (d) and (e) of this Section B, as it considers to be advisable, including without limitation in order to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock, from any event treated as such for income tax purposes, from any subdivision, reclassification or combination of stock, from any issuance of rights or warrants or from any other transaction having an effect similar to any of the above. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to the holders of then-outstanding shares of Series A Preferred Stock a notice of the reduction at least 15 days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect.

(h) Minimum Adjustment Requirement. No adjustment shall be required unless such adjustment would result in an increase or decrease of at least $0.01 in the Conversion Price then subject to adjustment; provided, however, that any adjustments that are not made by reason of this subsection (h) shall be carried forward and taken into account in any subsequent adjustment. In case the Corporation shall at any time issue shares of Common Stock by way of dividend on any stock of the Corporation or subdivide or combine the outstanding shares of Common Stock, said amount of $0.01 specified in the preceding sentence (as theretofore increased or decreased, if said amount shall have been adjusted in accordance with the provisions of this subsection (h)) shall forthwith be proportionately increased in the case of such a combination or decreased in the case of such a subdivision or stock dividend so as appropriately to reflect the same.

(i)  Minimum Permissible Conversion Price. Notwithstanding any other provision of this Section B, no adjustment to the Conversion Price shall reduce the Conversion Price below $0.01, and any such purported adjustment shall instead reduce the Conversion Price to $0.01. The Corporation hereby covenants not to take any action that would or does result in any adjustment in the Conversion Price that, if made without giving effect to the previous sentence, would cause the Conversion Price to be less than $0.01.

(j) Notice. Whenever the Conversion Price is adjusted as herein provided, a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall promptly be mailed by the Corporation to the registered holders of the Series A Preferred Stock.

(k) No Adjustment. Anything to the contrary herein notwithstanding, no adjustment to the Conversion Price shall be made pursuant to this Section B as a result of, or in connection with, the issuance of Common Stock or Derivative Securities (i) to directors or employees of the Corporation or its Subsidiaries pursuant to an existing or future stock option, stock bonus, stock purchase or other similar plan adopted by the Board of Directors, an employment agreement approved by the Board of Directors, or the modification, renewal or extension of any such plan or agreement if approved by the Board of Directors or (ii) upon exercise, conversion or exchange of any Derivative Securities whether or not the issuance of which caused an adjustment hereunder.

C. Organic Change.

(a) Corporation Survives. Upon the consummation of an Organic Change (other than a transaction in which the Corporation is not the surviving entity), lawful provision shall be made as part of the terms of such transaction whereby the terms hereof shall be modified, without payment of any additional consideration by any holder, so as to provide that upon the conversion of shares of Series A Preferred Stock following the consummation of such Organic Change, the holder of Series A Preferred Stock shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change), without payment of additional consideration therefor, such securities, cash and other property as such holder would have received if such holder had converted such shares of Series A Preferred Stock into Common Stock immediately prior to such Organic Change. Lawful provision also shall be made as part of the terms of the Organic Change so that all other terms hereof shall remain in full force and effect following such an Organic Change. The provisions of this subsection (a) shall similarly apply to successive Organic Changes of the character described in this subsection (a).

(b) Corporation Does Not Survive. The Corporation shall not enter into an Organic Change that is a transaction in which the Corporation is not the surviving entity unless lawful provision shall be made as part of the terms of such transaction whereby the surviving entity shall issue new securities (the "New Securities") to each holder of Series A Preferred Stock, without payment of any additional consideration by such holder, with terms that provide that upon the conversion of such New Securities, the holder of such New Securities shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change), without payment of additional consideration therefor, such securities, cash and other property as such holder would have received if such holder had converted such shares of Series A Preferred Stock into Common Stock immediately prior to such Organic Change. The certificate or articles of incorporation or other constituent document of the surviving entity shall provide for such adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be equivalent to the adjustments provided for in Section B of this Article VIII. All other terms of such New Securities shall be substantially equivalent to the terms provided herein. The provisions of this subsection (b) shall similarly apply to successive Organic Changes of the character described in of this subsection (b).

D. Certain Events. If any event similar to or of the type contemplated by the provisions of Section B or Section C of this Article VIII, but not expressly provided for by such provisions, occurs, then the Board of Directors of the Corporation will make an appropriate and equitable adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock in a manner determined in the good faith judgment of the Board of Directors to be substantially similar to the mechanisms provided herein; provided, however, that no such adjustment will decrease the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

IX. Additional Definitions

For the purposes of this Certificate of Designations of Series A Preferred Stock, the following terms shall have the meanings indicated:

"Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect on the date of the Restructuring Agreement. The term "Affiliated" has a correlative meaning. Notwithstanding the foregoing, for all purposes hereof, (i) the Investor and each Person Controlled by, Controlling or under common Control with the Investor (each, a "TPG Person") shall not be deemed an "Affiliate" of any Designated Purchaser Person (as defined below), and no Designated Purchaser, and no Person Controlled by, Controlling or under common Control with such Designated Purchaser (each, a "Designated Purchaser Person"), shall be deemed an "Affiliate" of any TPG Person or any other Designated Purchaser Person, in any such case solely as a consequence of the Restructuring Agreement or the transactions contemplated thereby and (ii) neither the Corporation nor any of its Subsidiaries shall be deemed a TPG Person or an "Affiliate" of any TPG Person.

"Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date of the Restructuring Agreement, except that a Person shall be deemed to Beneficially Own all such securities that such Person has the right to acquire whether such right is exercisable immediately or after the passage of time). The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings. Notwithstanding the foregoing, for all purposes hereof, no TPG Person shall be deemed to Beneficially Own any securities that are held by any Designated Purchaser Person, and no Designated Purchaser Person shall be deemed to Beneficially Own any securities that are held by any TPG Person or any other Designated Purchaser Person, in any such case solely as a consequence of the Restructuring Agreement or the transactions contemplated thereby.

"Board Nominee" means a person designated for election to the Board of Directors by the Investor pursuant to the Restructuring Agreement.

"Business Day" means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

"By-laws" means the By-laws of the Corporation, as amended from time to time.

"Change in Control" means (a) the failure by TPG Persons to own (and retain the right to vote), directly or indirectly, beneficially and of record, Equity Interests in the Corporation representing greater than 15% of each of the aggregate ordinary voting power and aggregate value represented by the issued and outstanding Equity Interests in the Corporation, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of the Restructuring Agreement), of Equity Interests representing a greater percentage of either the aggregate ordinary voting power or the aggregate value represented by the issued and outstanding Equity Interests of the Corporation then owned, directly or indirectly, beneficially and of record, by TPG Persons; or (c) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Corporation by Persons who were neither (i) nominated by the Board of Directors of the Corporation nor (ii) appointed by directors so nominated.

"Closing Date" has the meaning set forth in the Restructuring Agreement.

"Closing Price" with respect to a share of Common Stock on any day means, subject to subsection (f) of Section B of Article VIII if applicable, the last reported sale price on that day or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices, regular way, on that day, in either case, as reported in the consolidated transaction reporting system with respect to securities listed on the NYSE or, if the shares of Common Stock are not listed on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed on the NYSE and not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices on such other nationally recognized quotation system then in use, or, if on any such day the shares of Common Stock are not quoted on any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors in good faith making a market in the shares of Common Stock. If the shares of Common Stock are not publicly held, or so listed, quoted or publicly traded, the "Closing Price" means the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

"Conversion Price" shall mean $2.25, as adjusted from time to time pursuant to Section B of Article VIII.

"Conversion Shares" has the meaning set forth in the Restructuring Agreement.

"Credit Agreement" has the meaning set forth in the Restructuring Agreement.

"Derivative Securities" means any subscriptions, options, conversion rights, warrants, or other agreements, securities or commitments of any kind obligating the Corporation or any Person to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, Common Stock.

"Designated Purchaser" has the meaning set forth in the Restructuring Agreement.

"Designated Purchaser Person" has the meaning set forth in the definition of "Affiliate."

"Equity Interests" means, as to any Person, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other interests of such Person that are denominated, or have substantially the characteristics of, equity interests.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, from time to time.

"GAAP" means generally accepted accounting principles in the United States of America.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including the NYSE), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Group" has the meaning set forth in Rule 13d-5 under the Exchange Act.

"Indenture" has the meaning set forth in the Restructuring Agreement.

"Investor" has the meaning set forth in the Restructuring Agreement.

"Investor Group" means, collectively, the Investor, the Designated Purchasers, if any, and the respective Affiliates of such Persons.

"Law" means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction or determination of any Governmental Authority.

"Notes" has the meaning set forth in the Restructuring Agreement.

"NYSE" means the New York Stock Exchange, Inc.

"Organic Change" means, with respect to any Person, any transaction (including without limitation any recapitalization, capital reorganization or reclassification of any class of capital stock, any consolidation or amalgamation of such Person with, or merger of such Person into, any other Person, any merger of another Person into such Person (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of such Person), any sale or transfer or lease of all or substantially all of the assets of such Person or any compulsory share exchange) pursuant to which any class of capital stock of such Person is converted into the right to receive other securities, cash or other property.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Restructuring Agreement" means the Restructuring Agreement, dated as of November 13, 2001, between the Investor and the Corporation, as amended, supplemented or otherwise modified from time to time.

"Securities Act" means the U.S. Securities Act of 1933, as amended.

"Shareholder Approval" has the meaning set forth in the Restructuring Agreement.

"Shareholder Approval Date" means the date, if any, on which the Corporation obtains the Shareholder Approval.

"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" means any subsidiary of the Corporation.

"TPG Person" has the meaning set forth in the definition of "Affiliate."

"Trading Day" means any day on which the NYSE is open for trading, or if the shares of Common Stock are not listed on the NYSE any day on which the principal national securities exchange or national quotation system on which the shares of Common Stock are listed, admitted to trading or quoted is open for trading, or if the shares of Common Stock are not so listed, admitted to trading or quoted, any Business Day.

X. Miscellaneous

A. Notices. Any notice referred to herein shall be in writing and shall be deemed to have been duly given (and shall be effective when received), if delivered personally, by facsimile or sent by overnight courier or by first class mail, postage prepaid, as follows:

(i)  if to the Corporation, to its office at 501 Pearl Drive (City of O'Fallon), St. Peters, Missouri 63376 (Attention: General Counsel);

(ii)  if to a holder of the Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock); or

(iii)  to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given.

B. Reacquired Shares. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation, directly or indirectly, in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof (and shall not be deemed to be outstanding for any purpose) and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Delaware General Corporation Law. All such shares of Series A Preferred Stock shall upon their cancellation and upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock, $0.01 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $0.01 par value, of the Corporation subject to the conditions or restrictions on issuance set forth herein.

C. Enforcement. Any registered holder of shares of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

D. Transfer Taxes. Except as otherwise agreed upon pursuant to the terms of this Certificate of Designations, the Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes and other governmental charges that may be imposed under the laws of the United States of America or any political subdivision or taxing authority thereof or therein in respect of any issue or delivery of Common Stock on conversion, or other securities or property issued on account of, shares of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax or other charge that may be imposed in connection with any transfer involved in the issue or transfer and delivery of any certificate for Common Stock or other securities or property in a name other than that in which the shares of Series A Preferred Stock so converted, or on account of which such securities were issued, were registered and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or is not payable.

E. Transfer Agent. The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series A Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of shares of Series A Preferred Stock.

F. Record Dates. In the event that the Series A Preferred Stock shall be registered under either the Securities Act or the Exchange Act, the Corporation shall establish appropriate record dates with respect to payments and other actions to be made with respect to the Series A Preferred Stock.

G. Subordination to Credit Agreement and the Notes. Notwithstanding anything to the contrary herein, by accepting a share of Series A Preferred Stock, the holder thereof shall be deemed to have acknowledged and agreed that (a) such holder's right to receive payments in respect of the Series A Preferred Stock is subject and subordinated in right of payment to the payment in full and discharge of all amounts of principal, interest and fees (however denominated) then outstanding under the Credit Agreement and the Notes and (b) until (i) either payment in full of all such amounts (however denominated) under the Credit Agreement and the Notes has been made in cash, or (ii) if earlier than such payment, all necessary waivers and consents have been obtained with respect to the relevant document as contemplated by the proviso to the last sentence of this Section G, no payment, whether directly or indirectly, by exercise of any right of set-off or otherwise in respect of the Series A Preferred Stock shall be made by the Corporation, and no deposit in respect of the Series A Preferred Stock shall be made pursuant to the terms hereof. In the event that any payment by, or distribution of the assets of, the Corporation of any kind or character (whether in cash, property or securities, whether directly or indirectly, by exercise of any right of set-off or otherwise and whether as a result of a bankruptcy proceeding with respect to the Corporation or otherwise) shall be received by a holder of Series A Preferred Stock at any time when such payment is prohibited by this Section G, such payment shall be held in trust for the benefit of, and shall be paid over to, the lenders under the Credit Agreement and the holders of Notes, as the case may be, as their interests may appear. The preceding two sentences address the relative rights of holders of Series A Preferred Stock, on the one hand, and the lenders under the Credit Agreement and the holders of Notes, as the case may be, on the other hand, and nothing in this Certificate of Designations shall impair, as between the Corporation and the holders of Series A Preferred Stock, the obligation of the Corporation, which is absolute and unconditional, to pay amounts due in respect of the Series A Preferred Stock in accordance with their terms. Without limiting the foregoing, upon a Change in Control, the Corporation shall pay all amounts outstanding under the Credit Agreement and the Indenture to the extent necessary, but only if permitted under the relevant document, in order to permit the payment of the Change in Control Price hereunder or, if such payment is not so permitted under any such document, the Corporation shall exercise any right of defeasance it has under such document (provided that all conditions precedent to the exercise of such right of defeasance have been satisfied, which conditions the Corporation shall use its reasonable best efforts to satisfy) to the extent necessary in order to permit the payment of the Change in Control Price hereunder; provided, that the Corporation shall not be required to make such payments or exercise such right of defeasance under the Credit Agreement or the Indenture if the Corporation has received all necessary waivers and consents from the applicable lenders or holders of Notes permitting the Corporation to pay the Change in Control Price hereunder.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Financial Officer and attested by its Secretary, this __ day of November, 2001.

MEMC ELECTRONIC MATERIALS, INC.
By: /s/ James M. Stolze Name: James M. Stolze Title: Executive Vice President Chief Financial Officer

[Corporate Seal]

ATTEST:

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